Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

Reports Record First Quarter Earnings per Share of $2.56 versus $2.50

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 15, 2014--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the thirteen weeks ended May 3, 2014. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Summary of the Company’s First Quarter Performance

  A 2% increase in comparable store sales
  Diluted earnings per share of $2.56 versus $2.50
  Cash flow from operations of $161.9 million versus $136.9 million
  Share repurchase of $65.9 million (0.7 million shares) of Class A Common Stock

Dillard’s Chief Executive Officer, William Dillard, II, stated, “We reported record earnings per share of $2.56 compared to $2.50. Our 2% comparable store sales increase marks our 15th consecutive quarter of positive sales. Additionally, we executed $65.9 million of share buyback as a result of our strong cash flow.”

First Quarter Results

Dillard’s reported net income for the 13-week period ended May 3, 2014 of $111.7 million ($2.56 per share) compared to net income of $117.2 million ($2.50 per share) for the 13 weeks ended May 4, 2013.

Included in net income for the prior year 13-week period ended May 4, 2013 is a net after-tax credit totaling $4.4 million ($0.09 per share) comprised of the following three items:

  A $7.6 million after tax gain ($0.16 per share) related to the sale of an investment
  A $1.0 million after tax credit ($0.02 per share) related to a pension adjustment
  After-tax asset impairment and store closing charges of $4.2 million ($0.09 per share)

Net Sales – 13 Weeks

Total merchandise sales for the 13-week period ended May 3, 2014 were $1.539 billion and $1.530 billion for the 13-week period ended May 4, 2013. Total merchandise sales increased 1%, and sales in comparable stores increased 2% for the first quarter.

Sales trends for the first quarter were strongest in the men’s apparel and accessories category and the juniors’ and children’s apparel category followed by ladies’ accessories and lingerie. Sales were weakest in home and furniture. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net sales (which include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”)) for the 13 weeks ended May 3, 2014 were $1.551 billion and $1.549 billion for the 13 weeks ended May 4, 2013.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) decreased 14 basis points of sales for the 13 weeks ended May 3, 2014 compared to the 13 weeks ended May 4, 2013. The decline resulted primarily from increased markdowns compared to the prior year first quarter. Inventory increased 1% at May 3, 2014 compared to May 4, 2013.

Consolidated gross margin remained unchanged as a percentage of sales at 39.5% for the 13 weeks ended May 3, 2014 and May 4, 2013.

Selling, General & Administrative Expenses

Selling, general and administrative expenses (“operating expenses”) were $393.7 million and $390.2 million for the 13 weeks ended May 3, 2014 and May 4, 2013, respectively, increasing 19 basis points of sales. Increased selling payroll was partially offset by decreased advertising expense during the quarter. Included in operating expenses for the prior year first quarter is a $1.5 million pretax credit ($1.0 million after tax of $0.02 per share) related to a pension adjustment.

Share Repurchase

During the quarter ended May 3, 2014, the Company repurchased $65.9 million (0.7 million shares) of Class A Common Stock at an average price of $89.34 per share under the Company’s share repurchase plans. Remaining authorization under the share repurchase program at May 3, 2014 was $224.5 million.

Total shares outstanding (Class A and Class B Common Stock) at May 3, 2014 and May 4, 2013 were 43.2 million and 46.3 million, respectively.

Store Information

At May 3, 2014, the Company operated 278 Dillard’s locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at May 3, 2014 was 50.5 million.

Dillard's, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2014		May 4, 2013
		% of		% of
	Amount	Net Sales	Amount	Net Sales
Net sales	$1,551.3	100.0%	$1,549.1	100.0%
Service charges and other income	37.2	2.4%	40.3	2.6%
	1,588.5	102.4%	1,589.4	102.6%

Cost of sales	939.2	60.5%	937.8	60.5%
Selling, general and administrative expenses	393.7	25.4%	390.2	25.2%
Depreciation and amortization	61.9	4.0%	65.1	4.2%
Rentals	5.8	0.4%	5.6	0.4%
Interest and debt expense, net	15.8	1.0%	16.3	1.1%
Gain on disposal of assets	0.4	0.0%	12.3	0.8%
Asset impairment and store closing charges	-	0.0%	6.5	0.4%
Income before income taxes and income on and equity in losses of joint ventures	172.5	11.1%	180.2	11.6%
Income taxes	61.0		63.4
Income on and equity in losses of joint ventures	0.2	0.0%	0.4	0.0%
Net income	$111.7	7.2%	$117.2	7.6%

Basic earnings per share	$2.56		$2.50
Diluted earnings per share	$2.56		$2.50

Basic weighted average shares	43.7		46.9
Diluted weighted average shares	43.7		46.9

Dillard's, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions, Except Per Share Data)

	May 3,	May 4,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$312.1	$156.0
Accounts receivable	19.2	27.8
Merchandise inventories	1,564.4	1,544.1
Other current assets	47.0	47.4
Total current assets	1,942.7	1,775.3

Property and equipment, net	2,096.0	2,228.1
Other assets	254.9	257.8

Total Assets	$4,293.6	$4,261.2

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$820.8	$847.6
Current portion of long-term debt and capital leases	0.8	1.3
Federal and state income taxes including current deferred taxes	169.4	140.8
Total current liabilities	991.0	989.7

Long-term debt and capital leases	621.3	622.1
Other liabilities	230.1	226.3
Deferred income taxes	215.4	247.7
Subordinated debentures	200.0	200.0
Stockholders' equity	2,035.8	1,975.4

Total liabilities and stockholders' equity	$4,293.6	$4,261.2

Dillard's, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
	2014	2013
Operating activities:
Net income	$111.7	$117.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	62.3	65.6
Gain on disposal of assets	(0.4)	(12.3)
Asset impairment and store closing charges	-	6.5
Changes in operating assets and liabilities:
Decrease in accounts receivable	11.7	3.7
Increase in merchandise inventories	(219.0)	(249.5)
Increase in other current assets	(0.2)	(5.6)
Decrease in other assets	1.1	2.2
Increase in trade accounts payable and accrued expenses and other liabilities	177.3	187.9
Increase in income taxes payable	17.4	21.2
Net cash provided by operating activities	161.9	136.9
Investing activities:
Purchases of property and equipment	(22.8)	(7.3)
Proceeds from disposal of assets	4.6	17.5
Net cash (used in) provided by investing activities	(18.2)	10.2
Financing activities:
Principle payments on long-term debt and capital lease obligations	(0.2)	(0.5)
Purchase of treasury stock	(65.9)	(114.7)
Cash dividends paid	(2.6)	-
Net cash used in financing activities	(68.7)	(115.2)
Increase in cash and cash equivalents	75.0	31.9
Cash and cash equivalents, beginning of period	237.1	124.1
Cash and cash equivalents, end of period	$312.1	$156.0
Non-cash transactions:
Accrued capital expenditures	$15.0	$1.3

Estimates for 2014

The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 31, 2015 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	2014	2013
	Estimated	Actual
Depreciation and amortization	$255	$255
Rentals	26	27
Interest and debt expense, net	61	65
Capital expenditures	150	95

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2014, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Bull, 501-376-5965